Exhibit (a)(1)(i)

OFFER TO PURCHASE

ONEX FALCON DIRECT LENDING BDC FUND (THE “COMPANY”),

DATED JANUARY 13, 2023.

OFFER TO PURCHASE FOR CASH UP TO 622,786 OF THE COMPANY’S

COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $0.001 PER SHARE (THE “SHARES”),

AT THE NET ASSET VALUE PER SHARE AS OF DECEMBER 31, 2022.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM NEW YORK CITY TIME ON FEBRUARY 10, 2023, UNLESS THE OFFER IS EXTENDED

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) ARE BEING SENT TO ALL SHAREHOLDERS, AND THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NONE OF THE COMPANY, ITS BOARD OF TRUSTEES OR ONEX FALCON INVESTMENT ADVISORS, LLC (THE COMPANY’S INVESTMENT ADVISER) MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE COMPANY HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE COMPANY NOR THE COMPANY’S INVESTMENT ADVISER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE COMPANY. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

IMPORTANT

Any shareholder of the Company (“Shareholder”) desiring to tender any portion of his or her Shares to the Company should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal for the tendered Shares, signature guarantees, and any other required documents to U.S. Bank Global Fund Services (the “Depositary”). The Company reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to U.S. Bank Global Fund Services (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

January 13, 2023

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer (as defined below) fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

The Board of Trustees of Onex Falcon Direct Lending BDC Fund (the “Company”) has authorized a tender offer to purchase for cash up to 5% of the Company’s outstanding Shares, or up to 622,786, at a price per Share equal to the net asset value (“NAV”) per Share as of December 31, 2022, upon specified terms and subject to conditions of the Offer. The Company’s December 31, 2022 NAV per Share is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the purchase price per Share. Shares are not traded on any established trading market.

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 11:59 p.m., New York City time, on February 10 2023, unless extended. The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

What is the NAV per Share as of a recent date?

As of September 30, 2022, the NAV per Share was $24.53. As of December 31, 2022, there were 12,455,723 Shares issued and outstanding. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the purchase price per Share. During the Offer, Shareholders may contact U.S. Bank Global Fund Services, the Company’s Information Agent, toll free at 1-888-484-1944, between 8:00 a.m. and 5:00 p.m. Central time, Monday through Friday, to obtain the most recently determined NAV per share for the Shares.

Will the NAV be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the NAV at a future date. The purchase price for tendered Shares will be the NAV per Share as of December 31, 2022. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the purchase price per Share.

How do I tender my Shares?

You should obtain the Offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before 11:59 p.m., New York City time, on February 10, 2023 (unless the Offer has been extended by the Company, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of this Offer to Purchase.

Is there any cost to me to tender?

No fees or commission will be payable to the Company in connection with the Offer, except that shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (the “Early Repurchase

Deduction”). The one-year holding period is measured as of the subscription closing date. For example, if a Shareholder purchased shares as of July 1, 2022 and tendered those shares on June 30, 2023, such shares would be subject to the Early Repurchase Deduction. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining Shareholders. Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m., New York City time on February 10, 2023 (or if the Offer is extended, at any time prior to 11:59 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Shareholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

No. However, only 5% of the Company’s outstanding Shares as of December 31, 2022, or 622,786 Shares, will be accepted for tender. See Section 1 of this Offer to Purchase.

What if more than 622,786 Shares are tendered (and not properly withdrawn)?

The Company will purchase duly tendered Shares from tendering Shareholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Shareholder (and not properly withdrawn), unless the Company determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met. The Company’s present intention, if the Offer is oversubscribed, is not to purchase more than 622,786 Shares. The Company has been informed that one or more Shareholders intends to tender approximately $500,000 worth of Shares in the Offer. Further, the Company has been informed that one or more Shareholders intends to tender approximately $10,000,000 and $36,200,000 worth of Shares in the Company’s next two quarterly tender offers. There is no guarantee that such Shareholder or Shareholders will tender any or all of the aggregate $46,700,000 worth of Shares. See Section 1 and Section 14 of this Offer to Purchase.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own.

Does the Company have the financial resources to make payment?

Yes. To pay for Shares tendered, the Company intends to use borrowings (in connection with the Company establishing its target leverage level) but also may sell a portion of its portfolio securities. See Section 5 of this Offer to Purchase.

Will there be additional opportunities to tender my Shares?

As disclosed in the Company’s Registration Statement on Form 10, dated November 12, 2021 (the “Registration Statement”), in recognition that a secondary market for the Company’s Shares likely will not exist, beginning no later than the first full calendar quarter following the one year anniversary following the commencement of operations, Onex Falcon Investment Advisors, LLC (the “Investment Adviser”) expects that generally it will recommend to the Board of Trustees that the Company repurchase up to 5% of the outstanding Shares from Shareholders on a quarterly basis. The Company anticipates that each such repurchase offer will generally be limited to 5% of the outstanding Shares, subject to modification in the absolute discretion of the Board of Trustees.

Is my sale of Shares in the Offer a taxable transaction for U.S. federal income tax purposes?

For most Shareholders, yes. The sale of Shares pursuant to the Offer by U.S. Shareholders (as defined in Section 7), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange eligible for capital gains treatment, or, under certain circumstances, as a dividend. As described below, the Depositary may withhold U.S. federal income taxes equal to 30% of the gross payments payable to Non-U.S. Shareholders (as defined in Section 7) unless the Depositary determines that such Non-U.S. Shareholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable. See Section 7 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. Shareholders are advised to consult their tax advisors.

Is the Company required to complete the Offer and purchase all Shares tendered up to the maximum of 622,786 Shares?

The Company has the right to cancel, amend or postpone this Offer at any time before 11:59 pm, New York City time, on February 10, 2023. In addition, there are certain circumstances in which the Company will not be required to purchase any Shares tendered as described in Section 12 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 12 of this Offer to Purchase in which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for purchase?

Properly tendered Shares, up to the number tendered for, will be accepted for purchase by a determination of the Company followed by notice of acceptance to the Depositary, which thereafter will make payment as directed by the Company with funds to be deposited with it by the Company. See Section 2 of this Offer to Purchase.

Although the amounts required to be paid by the Company will generally be paid in cash, the Company may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Company intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Company or on Shareholders.

If Shares I tender are accepted by the Company, when will payment be made?

It is anticipated that payment for tendered Shares, if accepted, will be made promptly after the Termination Date (as defined below).

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Shareholders to participate in the Offer, and will management participate in the Offer?

None of the Company, its Board of Trustees or the Investment Adviser makes any recommendation to tender or not to tender Shares in the Offer. The Company has been advised that no trustee or officer of the Company nor the Investment Adviser intends to tender Shares.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent for the Offer, toll free at 1-888-484-1944. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent for the Offer.

TO THE SHAREHOLDERS OF COMMON SHARES OF BENEFICIAL INTEREST OF

ONEX FALCON DIRECT LENDING BDC FUND

INTRODUCTION

Onex Falcon Direct Lending BDC Fund (the “Company”), a closed-end, non-diversified management investment company and a Delaware statutory trust that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), hereby offers to purchase for cash up to 5% of the Company’s outstanding Shares, or up to 622,786 Shares in aggregate (the “Offer Amount”), at a price per Share (the “Purchase Price”), equal to the net asset value (“NAV”) per Share in U.S. Dollars as of December 31, 2022, upon the terms and subject to the conditions set forth in the Offer. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the Purchase Price. The “Depositary” for the Offer is U.S. Bank Global Fund Services. The Company has provided materials for the Offer to record holders on or about January 13, 2023.

THIS OFFER IS BEING EXTENDED TO ALL SHAREHOLDERS OF THE COMPANY AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE COMPANY, ITS BOARD OF TRUSTEES OR ONEX FALCON INVESTMENT ADVISORS, LLC (THE “INVESTMENT ADVISER”) MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE COMPANY HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE COMPANY NOR THE COMPANY’S INVESTMENT ADVISER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE COMPANY. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

As of December 31, 2022, there were 12,455,723 Shares issued and outstanding, and, as of September 30, 2022, the NAV per Share was $24.53. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the Purchase Price. During the Offer, Shareholders may contact U.S. Bank Global Fund Services, the Company’s Information Agent, toll free at 1-888-484-1944, between 8:00 a.m. and 5:00 p.m. Central time, Monday through Friday, to obtain the most recently approved NAV for the Shares.

Any Shares acquired by the Company pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Company will accept for purchase, and pay for, up to 5% of the Company’s outstanding Shares, or 622,786 Shares, validly tendered on or prior to 11:59 p.m., New York City time, on February 10, 2023, or such later date to which the Offer is extended (the “Termination Date”) and not properly withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not properly withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Company will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 622,786 of the Company’s Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Company determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met, the Company will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Shareholder (and not properly withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Company does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 622,786 of the Company’s Shares having been tendered.

The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such notification will be provided no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares properly tendered and not properly withdrawn previously will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Company will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Purchase and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Company will accept for purchase, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, promptly after the Termination Date, except in circumstances described below. In all cases, payment for Shares tendered and accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Company expressly reserves the right, in its sole discretion, to delay the acceptance for purchase of, or payment for, Shares, in whole or in part, in order to comply with any applicable law.

If the Company’s portfolio does not provide adequate liquidity to fund the Offer, the Company may extend the last day of any tender offer or choose to pay tendering Shareholders with a promissory note, payment on which may be made in cash up to 30 days after the Termination Date (as extended). The promissory note will be non-interest bearing, non-transferable and non-negotiable. With respect to the Shares tendered, the owner of a promissory note will no longer be a Shareholder of the Company and will not have the rights of a Shareholder, including without limitation voting rights. The promissory note may be prepaid, without premium, penalty or notice, at any time.

For purposes of the Offer, the Company will be deemed to have accepted for purchase Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of its acceptance for purchase of such Shares pursuant to the Offer. Payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Company and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

Although the amounts required to be paid by the Company will generally be paid in cash, the Company may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Company intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Company or on Shareholders.

In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for purchase as soon as practicable after the Termination Date. However, the Company expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Termination Date.

If any tendered Shares are not accepted for purchase pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer.

If the Company is delayed in its acceptance for purchase of, or in its payment for, Shares, or is unable to accept for purchase or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under this Offer, the Depositary may, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn, except that Shareholders will have the right to withdraw the tender of Shares at any time after March 14, 2023 (which is 40 business days after the commencement of the Offer), to the extent the Shares have not yet been accepted for purchase.

The Purchase Price of the Shares will equal their NAV as of December 31, 2022. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the Purchase Price. Tendering Shareholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 8 of the Letter of Transmittal, Shareholders may be subject to transfer taxes on the purchase of Shares by the Company.

The Company normally calculates the NAV of its Shares quarterly. On September 30, 2022, the NAV was $24.53 per Share. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the Purchase Price. During the Offer, Shareholders may contact U.S. Bank Global Fund Services, the Company’s Information Agent, toll free at 1-888-484-1944, between 8:00 a.m. and 5:00 p.m. Central time, Monday through Friday, to obtain the most recently determined NAV for the Shares.

3. Procedure for Tendering Shares. Shareholders wishing to tender Shares pursuant to the Offer must complete and execute the Letter of Transmittal in accordance with the instructions on the first page of such Shareholder’s Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the specified agent by 11:59 p.m., New York Time, on February 10, 2023.

With respect to Shareholders that are required to submit their Letter of Transmittal to the Transfer Agent, Attention: U.S. Bancorp Fund Services, LLC, by mail at 615 East Michigan Street, Milwaukee, WI 53202. The Company recommends that all documents be submitted by certified mail, return receipt requested.

Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the agent specified in the instructions therein. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders (i) determined by it not to be in appropriate form or (ii) for which the acceptance of, or payment for, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Company’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Board of Trustees, the Investment Adviser, or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

For a discussion of certain federal income tax consequences to tendering Shareholders, including with respect to the application of backup withholding on payments made to Shareholders, see Section 7.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to 11:59 p.m., New York time, on the Termination Date (unless extended).

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Letter of Transmittal).

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Investment Adviser, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Company is delayed in its acceptance for purchase of Shares, or it is unable to accept for purchase Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Company’s rights under this Offer, the Depositary may, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn, except that Shareholders will also have the right to withdraw the tender of Shares at any time after March 14, 2023 (which is 40 business days after the commencement of the Offer) to the extent the Shares have not yet been accepted for purchase.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Company cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the Purchase Price will be based on the NAV per Share as of December 31, 2022, which has yet to be determined. If the NAV per Share on December 31, 2022 were the same as the NAV per Share on September 30, 2022, and if Shareholders tender 622,786 Shares pursuant to the Offer (i.e. the Offer is fully subscribed), the estimated payment by the Company to the Shareholders would be approximately $15.3 million, the Company’s net assets after giving effect to the tender would be $279,818,691 and the number of outstanding Shares would be 11,832,937. No one can accurately predict the NAV at a future date, but you should realize that the NAV on December 31, 2022 may be higher or lower than the NAV as of September 30, 2022 set forth above. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the Purchase Price.

To pay for Shares tendered, the Company intends to use borrowings (in connection with the Company establishing its target leverage level) but also may sell a portion of its portfolio securities.

Onex Falcon Direct Lending BDC SPV, LLC (the “OFDL SPV”), a direct wholly-owned subsidiary of the Company, as borrower, and the Company, as equity holder and collateral manager, entered into a Loan and Servicing Agreement dated as of October 4, 2021 (as amended December 27, 2021, March 31, 2022 and July 14, 2022) (the “SPV Facility”) with Société Générale, as initial lender and agent, and certain financial institutions (the “Lenders”), and U.S. Bank National Association as collateral agent and collateral custodian. Under the SPV Facility, the amount available to the SPV was $340.0 million, as of September 30, 2022. Borrowings under the SPV Facility will bear interest at SOFR plus a spread of 1.75% or 2.40% based on certain conditions (or an alternative rate of interest for certain loans denominated in Canadian Dollars, Euros or Sterling). OFDL SPV will also pay an unused commitment fee on the unused commitment amount at rate of (1) 1.00% if the amount drawn under the SPV Facility is less than the minimum commitment usage (the “Minimum Commitment Usage”) and (2) 0.40% if the amount drawn under the SPV Facility is greater than or equal to the Minimum Commitment Usage. The Minimum Commitment Usage is equal to (1) 0.0% for the first six months ended April 4, 2022; (2) 37.5% for the period from April 5, 2022 through June 27, 2022; (3) 75% for the period from June 28, 2022 through July 13, 2022; (4) $150.0 million for the period from July 14, 2022 through January 13, 2023; and (5) $255.0 million thereafter. The Company also pays a fee of 0.20% on the outstanding balance under the SPV Facility beginning on July 14, 2022.

The SPV Facility includes customary covenants, including certain financial maintenance covenants, limitation on the activities of OFDL SPV, including limitations on incurrence of incremental indebtedness, and customary events of default. The SPV Facility is collateralized by assets held by the OFDL SPV and on any payments received by OFDL SPV in respect of those assets. Assets pledged to the SPV Facility will not be available to pay other obligations of the Company.

The offer may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Company anticipates that substantially all of funds will be derived from borrowings (in connection with the Company establishing its target leverage level) but the Company also may sell a portion of its portfolio securities. If the Company were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the prices of portfolio securities being sold and/or the Company’s remaining portfolio securities may decline and hence the NAV per Share may decline. If a decline occurs in the value of portfolio securities, the Company cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. The sale of portfolio securities will cause the Company to incur increased brokerage and related transaction expenses, and the Company may receive proceeds from the sale of portfolio securities that are less than their valuations by the Company. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Company’s NAV per Share, thereby reducing the NAV per Share for non-tendering Shareholders.

The Company may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Company may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Company will pay for tendered Shares it accepts for purchase promptly after the Termination Date of this Offer. Because the Company will not know the number of Shares tendered until the Termination Date, the Company will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Company does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

In addition, because the Company expects to use borrowings, the Company’s leverage ratio and interest expense will increase, while net income will decrease, as a result of the Offer, see “Effect on Leverage” below.

Effect on Leverage. The Company expects to pay substantially all of the aggregate purchase price of Shares accepted for payment pursuant to the Offer with borrowings in connection with the Company establishing its target leverage level. Under the Company’s SPV Facility, the Company must meet certain collateral, asset coverage and other requirements. Although it is not anticipated that these requirements will impede the Company’s ability to meet its investment objective, these requirements may cause the Company to effect transactions in certain securities held by the Company. As a result of the Offer, the Company’s leverage ratio will increase from current levels. As a result, the Company may be exposed to greater risk than if the Company did not increase its leverage level. The use of leverage creates special risks for shareholders, including potential interest rate risks and the likelihood of greater volatility of net asset value and market price of, and distributions on, the Shares. If the value of the Company’s portfolio declines while the Company is using leverage, the net asset value per Share will decline by a greater amount than if leverage were not used.

Recognition of Capital Gains by the Company. As noted, the Company may be required to sell portfolio securities to finance the Offer. If the Company’s tax basis for the securities sold is less than the sale proceeds, the Company will recognize capital gains. The Company would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering Shareholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Company might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Company’s portfolio at the time that the Company is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of September 30, 2022, the end of the Company’s most recently ended fiscal period for which information is available, the Company had net unrealized depreciation of $7,599,858, calculated pursuant to U.S. generally accepted accounting principles. As of December 31, 2021, the end of the Company’s most recently ended fiscal period for which information is available, the Company had no capital loss carryforwards.

Tax Consequences of Repurchases to Shareholders. The Company’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 7 of this Offer to Purchase.

6. Purpose of the Offer; Plans or Proposals of the Company. The Board of Trustees of the Company has authorized a tender offer to purchase for cash up to 5% of the Company’s outstanding Shares, or up to 622,786 Shares, at a Purchase Price equal to the NAV per Share as of December 31, 2022, upon specified terms and subject to conditions of the Offer. The Company’s December 31, 2022 NAV is expected to be available on or about January 23, 2023, at which time the Company will notify Shareholders of the Purchase Price. Shares are not traded on any established trading market.

The purpose of this Offer is to provide limited liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Registration Statement. Because there is no secondary trading market for Shares, the Company has determined, after consideration of various matters, including but not limited to those set forth in the Registration Statement, that the Offer is in the best interests of Shareholders in order to provide limited liquidity for Shares as contemplated in the Registration Statement. The Company intends to consider the continued desirability of making an offer to purchase Shares on a quarterly basis, but the Company is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to a reduction in the Company’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility in our NAV due to possible decreased diversification due to the sale of investments. However, the Company believes that this result is unlikely given the nature of the Company’s investment program. A reduction in the aggregate assets of the Company may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Company are relatively stable and may not decrease if assets decline.

Any Shares acquired by the Company pursuant to the Offer will be retired and will have the status of unissued shares.

The Company does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present distribution policy, or indebtedness or capitalization of the Company; (d) changes to the present Board of Trustees or management of the Company, including changes to the number or the term of members of the Board of Trustees, the filling of any existing vacancies on the Board of Trustees or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (h) any changes in the Company’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Company.

NONE OF THE COMPANY, ITS BOARD OF TRUSTEES OR THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Federal Income Tax Consequences of the Offer. The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Shares by the Company from Shareholders pursuant to the Offer. This summary is based on U.S. federal income tax law as of the date hereof, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Company has not obtained, nor does the Company intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. For more detailed information regarding tax considerations applicable to a purchase of Shares by the Company pursuant to the Offer, and ownership of Shares of the Company in general, see the Company’s Prospectus. Shareholders should also consult their own tax advisers regarding their particular situation and the potential tax consequences to them of a purchase of their Shares by the Company pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.

Except where noted, this discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to Shareholders in light of their particular circumstances or to Shareholders subject to special tax rules (including, without limitation, partnerships or other pass-through entities (and investors therein), dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle, nonresident alien individuals present in the United States for more than 182 days during the taxable year in which their Shares are repurchased pursuant to the Offer or U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar). In addition, this discussion does not address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith).

As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term “Non-U.S. Shareholder” refers to a Shareholder who is an individual, corporation, estate or trust and is not a U.S. Shareholder. Except for the discussion under “Non-U.S. Shareholders” and “Backup Withholding,” the following discussion is limited to U.S. Shareholders.

Sale or Exchange of Shares. Under Section 302(b) of the Code, a Shareholder (other than a tax-exempt Shareholder) whose Shares are repurchased pursuant to the Offer generally will be treated as having sold the Shares and will recognize gain or loss for U.S. federal income tax purposes, so long as either (a) such Shareholder tenders, and the Company repurchases, all of such Shareholder’s Shares (i.e., reduces such Shareholder’s percentage ownership of the Company to 0%), (b) such Shareholder meets numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Company following the completion of the Offer, or (c) the tender otherwise results in a distribution that is “not essentially equivalent to a dividend,” which determination depends on a Shareholder’s particular facts and circumstances, including the initial size of and extent to which a Shareholder’s ownership percentage interest in the Company is reduced. For these purposes, a shareholder’s ownership of the Company is determined after applying the ownership attribution rules under Section 318 of the Code. The gain or loss recognized by a Shareholder in such case generally will equal the difference between the price paid by the Company for the Shares pursuant to the Offer and the Shareholder’s adjusted tax basis in the Shares sold. A tendering Shareholder’s gain or loss will generally be capital gain or loss, and will generally be treated as long-term capital gain or loss if the Shares have been held for more than one year or as short-term capital gain or loss if the Shares have been held for one year or less. The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Shareholder is currently the same as the applicable ordinary income rate. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Company of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of the Shares.

In the event that a tendering Shareholder’s ownership (or deemed ownership under Section 318 of the Code) of Shares of the Company is not reduced to the extent required under the tests described above, such Shareholder would be deemed to receive a distribution from the Company under Section 301 of the Code with respect to the Shares held by the Shareholder after the tender (a “Section 301 distribution”). Such distribution, which would equal the price paid by the Company to such Shareholder for the Shares sold, would be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to such distribution, with the excess treated as a return of capital reducing the Shareholder’s tax basis in the Shares, and thereafter as capital gain. If any amounts received by a Shareholder are treated as a dividend, the tax basis (after any adjustment for a return of capital) in the Shares sold pursuant to the Offer will generally be transferred to any remaining Shares held by the Shareholder. It is not expected that any amount treated as a dividend will be eligible for the dividends received deduction allowed to corporations or for the reduced U.S. federal income tax rates that are currently imposed on certain “qualified dividend income” received by non-corporate Shareholders.

Provided that no tendering Shareholder is treated as receiving a Section 301 distribution as a result of the Offer, Shareholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering Shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that Shareholders whose percentage ownership of the Company increases as a result of the Offer, including Shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Company as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to it.

Under the “wash sale” rules under the Code, provided the tender of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Shareholder acquires other Shares of the Company (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Shares (or substantially identical stock or securities) acquired will be adjusted to reflect the disallowed loss. Any loss realized by a Shareholder on the sale of Shares held by the Shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Shareholder with respect to such Shares. A Shareholder’s ability to utilize capital losses may be limited under the Code.

Non-U.S. Shareholders. Generally, if a Non-U.S. Shareholder’s sale of Shares pursuant to the Offer is respected as a sale or exchange for U.S. federal income tax purposes pursuant to Section 302(b) of the Code (as discussed above), any gain realized by the Non-U.S. Shareholder will not be subject to U.S. federal income tax or to any U.S. tax withholding, provided that such gain is not effectively connected with a trade or business carried on in the United States by the Non-U.S. Shareholder. If, however, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. federal income tax purposes as a distribution by the Company that is a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the Shareholder’s increase in its percentage ownership of the Company resulting from other Shareholders’ sale of Shares pursuant to the Offer, and, as discussed in greater detail in the Company’s Prospectus, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax of 30% (or a lower treaty rate). If any gain or dividend income realized in connection with the tender of Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the United States by the Non-U.S. Shareholder, such gain or dividend will generally be taxed at the regular rates applicable to U.S. Shareholders. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to a branch profits tax of 30% (or a lower treaty rate) on its effectively connected income. In order to qualify for an exemption from withholding for effectively connected income or for lower withholding tax rates under income tax treaties, or to establish an exemption from backup withholding, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, or any substitute form). Because an applicable withholding agent may not be able to determine if a particular Non-U.S. Shareholder qualifies for sale or exchange treatment pursuant to Section 302(b) of the Code, such agent may withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Shareholder unless the agent determines that an exemption or a reduced rate of withholding is available as discussed above. However, a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder establishes that it qualifies for sale or exchange treatment pursuant to Section 302(b) of the Code or is otherwise able to establish that no tax or a reduced amount of tax is due. See the section of the Company’s Prospectus entitled “Certain U.S. Federal Income Tax Considerations—Foreign Shareholders” for further information concerning the taxation of Non-U.S. Shareholders. Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.

Backup Withholding. The Company generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any U.S. Shareholder who fails to properly furnish the Company with a correct taxpayer identification number and a certification that such Shareholder is not subject to backup withholding (generally, through the provision of a properly executed IRS Form W-9). A Non-U.S. Shareholder generally can establish an exemption from backup withholding by certifying as to its foreign status (generally, through the provision of a properly executed IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8).

Shareholders should provide the Company with a completed IRS Form W-9, W-8BEN or W-8BEN-E, as applicable, or other appropriate form in order to avoid backup withholding on the payment they receive from the Company regardless of how they are taxed with respect to their tendered Shares. Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, and may entitle the Shareholder to a refund, provided in each case that the appropriate information is furnished to the IRS.

Other Tax Consequences. The Company’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, Shareholders who remain Shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Payments for repurchased Shares may require the Company to liquidate all or a portion of its portfolio holdings. Such action could give rise to increased taxable distributions to Shareholders, including distributions of ordinary income or short-term capital gains taxable to individuals as ordinary income.

Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more for an individual Shareholder or $10 million or more for a corporate Shareholder, such Shareholder must file with the IRS a disclosure statement on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company (“RIC”), such as the Company, are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their disposition of Shares pursuant to the Offer.

8. Selected Financial Information. The audited financial statements of the Company dated December 31, 2021 and unaudited financial statements of the Company dated September 30, 2022 filed with the SEC on EDGAR on March 31, 2022 and November 10, 2022, respectively, are incorporated by reference. The Company will prepare and transmit to Shareholders the audited financial statements of the Company within 90 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.

9. Certain Information Concerning the Company and the Investment Adviser. The Company is a closed-end, non-diversified management investment company organized as a Delaware statutory trust that has elected to be regulated as a business development company under the 1940 Act. The Company commenced investment operations on October 1, 2021. The Company’s Shares are not listed on a national securities exchange. Instead, the Company expects to provide Shareholders with limited liquidity through tender offers for Shares. The Company’s investment objective is to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to make investments in first-lien senior secured loans, and unsecured loans and other credit investments of “middle market companies” located in the United States. The principal executive offices and business address of the Company are located at 21 Custom House Street, 10th Floor, Boston, MA 02110. The Company’s business telephone number is (617) 412-2700.

The Investment Adviser was established in December 2020 through the acquisition of Falcon Investment Advisors, LLC by a wholly-owned subsidiary of Toronto-based Onex Corporation, a global investment firm focused on private equity, credit, and wealth management. The Investment Adviser is a limited liability company organized under the laws of Delaware on June 1, 2000 and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The Investment Adviser has served as Investment Adviser since the commencement of operations. The principal business address of the Investment Adviser is 21 Custom House Street, 10th Floor, Boston, MA 02110.

The Company is a public reporting company under Section 13(a) of the Securities Exchange Act of 1934 and files its reports electronically on the EDGAR system. The Company has also filed an Offer to Purchase on Schedule TO with the SEC. The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Trustees, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. No trustee, executive officer or investment adviser of the Company beneficially owned Shares as of December 31, 2022, except as set forth below:

Name	Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Onex Falcon Investment Advisors, LLC	Investment Adviser	65.357	0.00	%*
*Less than 0.01%.

The business address and business telephone number of each of the trustees and officers listed above are in care of the Company at 21 Custom House Street, 10th Floor, Boston, MA 02110 and (617) 412-2700, respectively. The principal business address of the Investment Adviser is 21 Custom House Street, 10th Floor, Boston, MA 02110.

Neither the Company nor, to the best of the Company’s knowledge, any of the Company’s officers or trustees, any person controlling the Company, or any executive officer or trustee of any corporation or other person ultimately in control of the Company, has effected any transaction in Shares during the past 60 days.

Other than as set forth in the Offer, neither the Company nor, to the best of the Company’s knowledge, any of the Company’s officers or trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The Company has been advised that no trustee or officer of the Company nor the Investment Adviser intends to tender Shares.

11. Certain Legal Matters; Regulatory Approvals. The Company is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company currently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for purchase of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business. The Company’s obligations under the Offer to accept for purchase and pay for Shares are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Company will not commence the Offer or accept tenders of the Company’s Shares during any period when (a) such transactions, if consummated, would impair the Company’s status as a regulated investment company under the Code (which would make the Company a taxable entity, causing the Company’s income to be taxed at the fund level in addition to the taxation of Shareholders who receive distributions from the Company); (b) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Company’s investment objectives and policies in order to purchase shares of Shares tendered pursuant to the Offer; or (c) there is, in the Board of Trustees’ judgment, any (i) legal or regulatory action or proceeding instituted or threatened challenging the tender offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Company, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board of Trustees is material to the Company, or (v) any other event or conditions which, in the judgment of the Board of Trustees, would have a material adverse effect on the Company or its Shareholders if the Offer were consummated; or (d) the Board of Trustees of the Company determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Company or its Shareholders. The Company will commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Company in its sole discretion.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Company will provide notice to Shareholders of such suspension or postponement.

13. Full Tender by DRIP Participants. If you are a participant in the DRIP, in the event you elect to tender your Shares in full and such full tender is accepted by the Company, your participation in the DRIP will be automatically terminated as of the applicable Expiration Date and any distributions due but not yet paid as of such date will be paid in cash on the scheduled distribution payment date.

14. Fees and Expenses. The Company will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Company or the Depositary for purposes of the Offer.

The Company has retained U.S. Bank Global Fund Services to act as Depositary. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Company.

15. Miscellaneous. The Company has been informed that one or more Shareholders intends to tender approximately $500,000 worth of Shares in the Offer. Further, the Company has been informed that one or more Shareholders intends to tender approximately $10,000,000 and $36,200,000 worth of Shares in the Company’s next two quarterly tender offers. There is no guarantee that such Shareholder or Shareholders will tender any or all of the aggregate $46,700,000 worth of Shares. See Section 1 and Section 14 of this Offer to Purchase.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance for purchase of Shares tendered pursuant to the Offer would not be in compliance with the laws of such jurisdiction. The Company may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance for purchase of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Company reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, the Company believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Company.

16. Contacting the Depositary and the Information Agent. The Letter of Transmittal and any other required documents should be sent by each Shareholder of the Company to the Depositary as set forth on the back cover page of this Offer to Purchase.

The Depositary for the Offer is:

U.S. Bank Global Fund Services

615 E Michigan St Floor 3

Milwaukee, WI 53202

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

U.S. Bank Global Fund Services

615 E Michigan St Floor 3

Milwaukee, WI 53202

Shareholders, Banks and Brokers may call toll free: 1-888-484-1944

ONEX FALCON DIRECT LENDING BDC FUND

January 13, 2023